Exhibit 16.1

June 10, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K to be filed on June 15, 2010, of RBC Bearings Incorporated and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP